                                                                       EXHIBIT 3

                                                THIS INSTRUMENT WAS PREPARED BY:
                                                Sean T. Wheeler, Esq.
                                                Sirote & Permutt, P.C.
                                                2222 Arlington Avenue South
                                                Birmingham, Alabama 35205

STATE OF ALABAMA

MADISON COUNTY


                             ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                      CYBEX COMPUTER PRODUCTS CORPORATION


     Pursuant to Sections 10-28-10.1, 10-2B-10.03 and 10-2B-10.06 of the Alabama Business Corporation Act, CYBEX COMPUTER PRODUCTS CORPORATION, a corporation organized and existing under the laws of the State of Alabama (the "Corporation"), hereby submits the following:

     1. The name of the Corporation is Cybex Computer Products Corporation.

     2. The Amended and Restated Articles of Incorporation of the Corporation shall be amended as follows:

     Section 5.1 of the Amended and Restated Articles of Incorporation is hereby deleted in its entirety, and there is substituted in lieu thereof the following:

          "Section 5.1 Authorization. The aggregate number of shares which the Corporation shall have authority to issue is 55,000,000, comprised of (a) 50,000,000 shares of common stock with a par value of $.001 per share (the "Common Stock"), and (b) 5,000,000 shares of preferred stock with a par value of $.001 per share (the "Preferred Stock"), constituting a total authorized capital of all classes of capital stock of $55,000,000.

     3. The foregoing amendment (the "Amendment") to the Amended and Restated Articles of Incorporation was approved on May 4, 1999 by a unanimous vote of the Board of Directors of the Corporation and on July 27, 1999 by shareholders representing at least a majority of the outstanding the shares of the Corporation.

     4. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment, the number of votes of each voting group indisputably represented at the meeting at which the vote was taken, and the number of votes cast for and against the Amendment are as follows:


               OUTSTANDING SHARES    # ENTITLED      # REPRESENTED                        # CAST
DESIGNATION      AT RECORD DATE      TO BE CAST      AT THE MEETING      # CAST FOR       AGAINST
-----------    ------------------    ----------      --------------      ----------      ---------
Common                 12,746,401    12,746,401          12,494,845      10,527,298      1,929,607

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                                                                      EXHIBIT 3


     These Articles of Amendment to the Amended and Restated Articles of Amendment are being filed in the Office of the Judge of Probate of Madison County, Alabama, for the purpose of effecting such amendment in accordance with the requirements of the Alabama Business Corporation Act.


     IN WITNESS WHEREOF, the undersigned corporation, by its duly authorized officer and with full authority, has executed these Articles of Amendment to Amended and Restated Articles of Incorporation as of this 13 day of August, 1999.


                      CYBEX COMPUTER PRODUCTS CORPORATION



                      By: Stephen F. Thornton
                          -------------------------------
                          Stephen F. Thornton
                          President and Executive Officer